Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Director Option Plan of New Focus, Inc. of our report dated February 1, 2002, except for Note 16, as to which the date is March 15, 2002, with respect to the consolidated financial statements and schedule of New Focus, Inc. included in its Annual Report (Form 10-K) for the year-ended December 30, 2001, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California
July 18, 2002